Exhibit 99.1

AMERICAN APPAREL REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

▪	Net sales of $114.3 million, an increase of 2.4% over the first quarter of 2008
▪	Loss per share of $0.13 compared to diluted earnings per share of $0.02 in the first quarter of 2008
▪	2009 Guidance on income from operations reduced to a range of $40 to $50 million

LOS ANGELES, May 18, 2009 – American Apparel, Inc. (NYSE Amex: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, today announced its financial results for the first quarter of 2009.

American Apparel reported net sales for the quarter ended March 31, 2009 of $114.3 million, a 2.4% increase over net sales of $111.6 million for the quarter ended March 31, 2008. Total retail sales increased 16.5% to $78.0 million for the first quarter of 2009 as compared to $67.0 million for the same period in 2008, with comparable store sales for stores open at least 12 months declining 7%. American Apparel ended the quarter with 264 stores, having added 4 net new stores in the period. The Company operated 186 stores at the end of the first quarter of 2008. Total wholesale sales, excluding online consumer sales, were $28.1 million for the first quarter of 2009 as compared to $36.0 million for the first quarter of 2008, a decrease of 21.9%. Sales to third party wholesale customers in the Company’s U.S. Wholesale segment declined 27.4%, as a result of decreased end-user demand given the unfavorable economic environment. Slightly more than a third of the reduction in third party wholesale sales was a result of significantly reduced sales to the Company’s largest distributor, as the Company decided to limit its credit exposure to this customer which was in the process of an exchange offer with bondholders to restructure its debt to avoid a bankruptcy filing.  Total online consumer sales decreased 5.5% to $8.2 million in the first quarter 2009 versus $8.6 million for the first quarter of 2008.  The decrease was primarily to customers in the U.S., the result of the combined impact of a reduction in online advertising spend and the cannibalization of online sales by the Company’s significantly expanded brick-and-mortar retail footprint in the U.S.

Gross margin for the first quarter of 2009 increased to 57.2% from 55.3% for the first quarter of 2008.  Gross margin in the period benefited from an increase in the proportion of retail sales, which generate a higher gross margin than wholesale sales. Total wholesale sales declined to 24.6% of total sales compared to 32.3% of sales in the first quarter of 2008. The benefit of the mix shift was partially offset by a decline in the gross margin of the U.S. Wholesale business segment to 18.0% from 20.6% in the first quarter of 2008, as a result of lower capacity utilization of the Company’s manufacturing facilities in light of lower wholesale demand and the Company’s constrained liquidity position in the first quarter of 2009, which necessitated lower-than-planned production volumes. Additionally, gross margins in the U.S. Wholesale business segment were negatively impacted by an increase in production of more complicated product styles. Gross margin was also negatively impacted by declines in gross margin in the Canada and International business segments due to unfavorable currency shifts as a result of the appreciation of the U.S. dollar.

Operating expenses for the first quarter of 2009 increased to 60.6% of net sales, versus 51.4% for the first quarter of 2008.  Operating expenses increased significantly in the U.S. Retail and International segments due to higher payroll, rent and occupancy expense, and depreciation related to the greater number of retail stores in operation including the accelerated store rollout in the second half of 2008. Operating expenses as a percentage of net sales also increased due to the decline in comparable store sales in the period versus the previous year. Store pre-opening expenses were $0.7 million in the first quarter of 2009, versus $1.3 million in the prior year first quarter. Unallocated corporate expenses increased 7% to $10.7 million from $10.0 million in the first quarter a year ago.

Operating loss for the first quarter of 2009 was $3.9 million, versus operating income of $4.4 million in the prior year first quarter.  Operating margin for the first quarter of 2009 was negative 3.4%, versus 3.9% in the first quarter 2008.

Interest expense for the first quarter 2009 increased to $7.6 million from $3.3 million in the first quarter 2008.  The increase in interest expense was largely attributable to the increase in amortization of and early extinguishment of deferred financing costs primarily related to the extension of the Company’s prior second lien credit facility in December 2008, as well as increased collateral monitoring fees on behalf of the Company’s senior lender. The amortization and early extinguishment of deferred financing costs amounted to approximately $4.7 million in the first quarter of 2009, and collateral monitoring fees of approximately $0.4 million.

The Company’s effective tax rate in the first quarter of 2009 was 32.7% compared to 35.7% in the prior year. Significant items which contributed to the reduction of the effective tax rate from the statutory rate included benefits from the domestic manufacturer deduction, the net impact of empowerment zone credits, and the benefit from a lower corporate tax rate in Canada.

Net loss for the first quarter of 2009 was $9.0 million, or a loss of $0.13 per diluted share. Net income for the first quarter of 2008 was $1.1 million, or earnings of $0.02 per diluted share.

In light of the results of the first quarter, and the Company’s business performance so far in the second quarter, the Company reduced and gave further detail to its financial guidance for 2009. The Company currently expects consolidated net sales in the range of $550 to $575 million, and income from operations in the range of $40 to $50 million. The Company expects depreciation and amortization for the year of approximately $25 million. Following the financing transaction with Lion Capital completed in March 2009, the Company expects interest expense (including amortization and early extinguishment of deferred financing fees, and the amortization of debt discount) for the year of approximately $25 million.  Based on an estimated effective tax rate of approximately 33%, the Company expects a provision of income taxes between $4 to $7 million, and net income of between $8 to $15 million.  The Company’s guidance also factors in a $3 million foreign currency transaction loss for the year.  These estimates are before any non-cash stock compensation expense from any additional grants yet to be made under the 2007 Performance Equity Plan.

Dov Charney, Chairman and Chief Executive Officer, stated: "Despite very challenging dynamics in the wholesale market and in retail, I continue to believe that the American Apparel brand is well positioned for the long term. While in the first quarter our business navigated through severe liquidity constraints, which impacted sales and margins, having completed the financing with Lion Capital places the Company on solid footing for the future.  Moving forward in 2009, the partnership with Lion is allowing us to focus more than ever on operations and execution so that we are able to deliver on the exciting global potential of our brand.”

As of May 15, 2009, the Company has opened ten new store locations since the beginning of the year and has four more locations under signed leases which are currently in development. For the year, the Company still expects it will open a total of 25 to 30 new stores.

Potential Restatement of Previously Issued Financial Statements and Delay in Filing of Form 10-Q

American Apparel is evaluating its classification of its revolving credit facility as a long-term obligation, and certain other balance sheet and cash flow presentation matters, which may result in a restatement of previously issued financial statements. Any change in presentation of the revolving credit facility, if made, would result in a restatement of prior period balance sheets to present all or some portion of the revolving credit facility as a current liability instead of long-term debt. However, such change in presentation, if made, would have no impact on the net cash flows, cash position, revenues, net income or same store sales. As soon as practicable following the completion of the evaluation, American Apparel intends to announce its final conclusions regarding these accounting issues and, if necessary, file any amendments to its previous filings with the Securities and Exchange Commission that may be required.

In light of the ongoing evaluation discussed above, American Apparel is not in a position to complete the preparation of the financial statements and certain related information required to be included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009  (“Form 10-Q”). The company intends to file its Form 10-Q as soon as practicable after the completion of the evaluation.

Please refer to the table attached to this press release:

▪
Table A presents a calculation and reconciliation of consolidated net (loss) income to unaudited Consolidated Adjusted EBITDA for American Apparel, Inc. and Subsidiaries for the three months ended March 31, 2009 and 2008.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of May 15, 2009, American Apparel employed approximately 10,000 people and operated over 265 retail stores in 19 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.com.

Safe Harbor Statement

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; consequences of our significant indebtedness, including our ability to comply with our debt agreements, generate cash flow to service our debt; our ability to extend, renew or refinance our existing debt; costs of materials and labor; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; and other risks detailed in our filings with the Securities and Exchange Commission, including our 2008 Annual Report on Form 10-K.  Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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AMERICAN APPAREL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2009	2008

NET SALES	$114,284	$111,634
COST OF SALES	48,887	49,885
GROSS PROFIT	65,397	61,749
OPERATING EXPENSES	69,296	57,384
(LOSS) INCOME FROM OPERATIONS	(3,899)	4,365
INTEREST AND OTHER (INCOME) EXPENSE
Interest expense	7,637	3,338
Foreign currency transaction loss (gain)	1,930	(478)
Other income	(55)	(212)
TOTAL INTEREST AND OTHER EXPENSE	9,512	2,648
(LOSS) INCOME BEFORE INCOME TAXES	(13,411)	1,717
INCOME TAX (BENEFIT) PROVISION	(4,389)	613
NET (LOSS) INCOME	$(9,022)	$1,104
Weighted average basic Common shares outstanding	71,003	66,184
Weighted average diluted Common shares outstanding	71,003	69,492
Basic (loss) earnings per Common share	$(0.13)	$0.02
Diluted (loss) earnings per Common share	$(0.13)	$0.02

AMERICAN APPAREL, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION
(Amounts in thousands, except per share amounts)
(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash	$6,988	$11,368
Trade accounts receivable, net	13,699	16,439
Inventories	147,012	148,154
Property and equipment, net	109,689	112,408
All other assets	44,422	44,636
TOTAL ASSETS	$321,810	$333,005
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total debt, including cash overdraft	105,461	111,675
Accounts payable	22,793	32,731
All other liabilities	49,075	52,187

TOTAL LIABILITIES	177,329	196,593

TOTAL STOCKHOLDERS’ EQUITY	144,481	136,412
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$321,810	$333,005

AMERICAN APPAREL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Amounts in thousands)
(unaudited)

The following table presents key financial information for the Company’s business segments:

	For the Three Months ended March 31, 2009
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$27,976	$39,245	$12,721	$34,342	$114,284
Gross profit	5,034	29,296	8,044	23,023	65,397
Income (loss) from operations	(514)	1,901	1,516	3,896	6,799
Depreciation and amortization	2,190	2,449	494	1,274	6,407
Capital expenditures	2,128	4,716	54	848	7,746
Deferred rent expense	32	1,231	23	355	1,641

	For the Three Months ended March 31, 2008
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Net sales to external customers	$37,435	$33,124	$12,163	$28,912	$111,634
Gross profit	7,721	25,076	8,551	20,401	61,749
Income from operations	2,090	5,641	1,704	4,925	14,360
Depreciation and amortization	1,420	1,425	502	856	4,203
Capital expenditures	5,106	3,917	839	2,690	12,552
Deferred rent (benefit) expense	(64)	1,020	107	442	1,505

	Three Months Ended March 31,
	2009	2008
Reconciliation to (Loss) Income before Income Taxes

Income from operations of reportable segments	$6,799	$14,360
Unallocated corporate expenses	(10,698)	(9,995)
Interest expense	(7,637)	(3,338)
Other income	55	212
Foreign currency (loss) gain	(1,930)	478
Consolidated (Loss) Income Before Income Taxes	$(13,411)	$1,717

	Three Months Ended March 31,
	2009	2008
Net Sales by Class of Customer:

U.S. Wholesale
Wholesale	$23,115	$31,834
Online Consumer	4,861	5,601
Total	$27,976	$37,435

U.S. Retail	$39,245	$33,124

Canada
Wholesale	$2,271	$2,729
Retail	10,084	9,034
Online Consumer	366	400
Total	$12,721	$12,163

International
Wholesale	$2,755	$1,476
Retail	28,663	24,816
Online Consumer	2,924	2,620
Total	$34,342	$28,912

Consolidated
Wholesale	$28,141	$36,039
Retail	77,992	66,974
Online Consumer	8,151	8,621
Total	$114,284	$111,634

Table A
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

In addition to its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), American Apparel considers non-GAAP measures of its performance. Adjusted EBITDA, as defined below, is an important supplemental financial measure of American Apparel’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA represents net income (loss) before income taxes, interest and other expense, and depreciation and amortization. American Apparel’s management uses Adjusted EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, pay taxes, and otherwise meet its obligations as they become due. American Apparel’s management believes that the presentation of Adjusted EBITDA provides useful information regarding American Apparel’s results of operations because they assist in analyzing and benchmarking the performance and value of American Apparel’s business. American Apparel believes that Adjusted EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

Adjusted EBITDA also is used by American Apparel’s management for multiple purposes, including:

•	to calculate and support various coverage ratios with American Apparel’s lenders
•	to allow lenders to calculate total proceeds they are willing to loan to American Apparel based on its relative strength compared to its competitors
•
to more accurately compare American Apparel’s operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, Adjusted EBITDA is an important valuation tool used by potential investors when assessing the relative performance of American Apparel in comparison to other companies in the same industry. Although American Apparel uses Adjusted EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, American Apparel’s calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. American Apparel’s management compensates for these limitations in considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

Table A (cont.)
American Apparel, Inc. and Subsidiaries
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Net (loss) income	$(9,022)	$1,104
(Benefit from) provision for Income taxes	(4,389)	613
Interest and other income	7,582	3,126
Depreciation and amortization	6,764	4,203
EBITDA	935	9,046
Foreign currency loss (gain)	1,930	(478)
Consolidated Adjusted EBITDA	$2,865	$8,568

Contact:
Joseph Teklits / Jean Fontana
ICR
(203) 682-8200

Adrian Kowalewski
Chief Financial Officer
American Apparel
(213) 488-0226